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                                  [BLYTH LOGO]


CONTACT:                                             FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Jane F. Casey
Vice President
(203) 661-1926 ext. 6619


                    BLYTH, INC. INCREASES CASH FLOW ESTIMATES
               NO CHANGE IN NET SALES OR EPS GUIDANCE AT THIS TIME


GREENWICH, CT, USA January 15, 2002: Blyth, Inc. (NYSE:BTH), a leader in the candles and home fragrance industry, today announced that information regarding December working capital, which became available to the Company following its investor meeting on January 8th, indicates that cash flow from operations will likely exceed previous guidance and is now anticipated to surpass $105 million for fiscal year 2002, which ends on January 31, 2002. The new estimate reflects improved working capital results during the fourth quarter. Management also updated expectations for fiscal 2003 cash flow from operations, which is now expected to be in excess of $110 million, reflecting improvements in working capital management.

The change, which reflects revised expectations of the Company's working capital and not a change in anticipated net income, does not affect expectations for net sales or earnings per share. Previously issued guidance for fiscal year 2002 of an expected net sales decline of 2-3% versus prior year and earnings per share of $1.43-$1.47, which includes previously announced one-time and unusual charges, remains unchanged.

Blyth, Inc., headquartered in Greenwich, CT, USA, designs, manufactures and markets an extensive line of candles and home fragrance products including scented candles, potpourri and other fragranced products and markets a broad range of related candle accessories. Its products are sold direct to the consumer under the PartyLite(R) brand, to retailers in the mid-tier and premium retail channels, under the Colonial Candle of Cape Cod(R), Kate's(TM) and Carolina(R) brands, and in the mass retail channel under the Florasense(R), Ambria(TM) and FilterMate(R) brands. In Europe, its products are also sold under the Gies, Colony and Wax Lyrical brands. Blyth also markets a broad range of Creative Expressions and Foodservice products, including seasonal and home decor products under the Midwest of Cannon Falls(R) brand, decorative seasonal products under the Impact(TM) brand, paper-related products under the Jeanmarie(R) brand, and tabletop illumination products and portable heating fuel for the

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hotel, restaurant and catering trade, under the Ambria(TM), Sterno(R) and
HandyFuel(R) brand names. Net Sales for the twelve months ended October 31, 2001 totaled $ 1,163.0 million.

Blyth, Inc. may be found on the Internet at www.blythinc.com.
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This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Actual results could differ materially due to various factors, including the risk of a continuing weakness of the retail environment, the effects of our restructuring, the risk of maintaining the Company's growth rate, the Company's ability to respond to increased product demand, the risks (including foreign currency fluctuations) associated with international sales and foreign products, the risks of being able to recruit new independent sales consultants, dependence on key management personnel, competition in terms of price and new product introductions, and other factors described in this press release, in the Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 2001 and in the Company's Annual report on Form 10-K for the year ended January 31, 2001.

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